UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 26, 2018
Nuveen Real Asset Income and Growth Fund
(Exact name of registrant as specified in its charter)
Massachusetts	811-22658	45-4624265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
333 West Wacker Drive Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (800) 257-8787
(Former name or former address, if changed since last report)  N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 20e-4(c) under the Exchange Act (17 CFR 240.20e-4(c))

Item 8.01.  Other Events.
Investment Policy Revision
Effective January 26, 2018, Nuveen Real Asset Income and Growth Fund (NYSE: JRI) (the “Fund”) changed its investment policies related to investments in senior loans.  Currently, the Fund is required to invest at least 80% of its Managed Assets in equity and debt securities issued by real asset related companies located anywhere in the world.  No more than 40% of the Fund’s Managed Assets at the time of purchase will be invested in debt securities.  Debt securities in which the Fund may invest specifically included:  corporate debt, high yield debt, mortgage-backed securities, commercial mortgage-backed securities, debt securities issued by MLPs and REITs, exchange-traded notes, commercial paper & repurchase agreements, and asset-backed securities.
The new policy explicitly includes senior loans as debt securities.  Specifically, the new policy provides that, under normal market conditions, the Fund may invest up to 5% of its Managed Assets in senior loans.
Senior Loans
Senior loans are typically made by or issued to corporations primarily to finance acquisitions, refinance existing debt, support organic growth, or pay out dividends, and are typically originated by large banks and are then syndicated out to institutional investors as well as to other banks. Senior loans typically bear interest at a floating rate, although some senior loans pay a fixed rate. Senior loans typically hold the most senior position in the capital structure of the obligor, are typically secured with specific collateral and have a claim on the assets and/or stock of the borrower that is senior to that held by subordinated debtholders and shareholders of the borrower. Collateral for senior loans may include (i) working capital assets, such as accounts receivable and inventory; (ii) tangible fixed assets, such as real property, buildings and equipment; (iii) intangible assets, such as trademarks and patent rights; and/or (iv) security interests in shares of stock of subsidiaries or affiliates of the borrower.
Senior loans are subject to the risks associated with debt securities in general including interest rate risk, credit risk and market risk. The senior loans that the Fund invests in may not be rated by a nationally recognized statistical rating organization, will not be registered with the Securities and Exchange Commission or any state securities commission and will not be listed on a national securities exchange. To the extent that certain senior loans are rated, they typically will be rated below investment grade and are subject to an increased risk of default in the payment of principal and interest.
Senior loans in which the Fund may invest generally are subject to legal or contractual restrictions on resale and may trade infrequently on the secondary market. The lack of an active trading market for certain senior loans may impair the ability of the Fund to realize full value in the event of the need to sell a senior loan and may make it difficult to value such loans. Portfolio transactions in senior loans may settle in as short as seven days but typically can take up to two or three weeks, and in some cases much longer. As a result of these extended settlement periods, the Fund may incur losses if it is required to sell other investments or temporarily borrow to meet its cash needs, including satisfying redemption requests.
The amount of public information available with respect to senior loans may be less extensive than that available for registered or exchange listed securities. Furthermore, because the Fund’s sub-adviser may wish to invest in the publicly-traded securities of an obligor, the Fund may not have access to material non-public information regarding the obligor to which other investors have access. Senior loans may not be considered “securities” and, as a result, the Fund may not be entitled to rely on the anti-fraud protections of the securities laws.
Interests in senior secured loans have the benefit of collateral and, typically, of restrictive covenants limiting the ability of the borrower to further encumber its assets. However, there is a risk that the value of any collateral securing a senior loan in which the Fund has an interest may decline and that the collateral may not be sufficient to cover the amount owed on the senior loan. In the event the borrower defaults, the Fund’s access to the collateral may be limited or delayed because of difficulty liquidating the collateral or by bankruptcy or other insolvency laws. The risks associated with senior unsecured loans, which are not backed by a security interest in any specific collateral, are higher than those for comparable loans that are secured by specific collateral. Interests in loans made to finance highly leveraged companies or transactions such as corporate acquisitions may be especially vulnerable to adverse changes in economic or market conditions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NUVEEN REAL ASSET INCOME AND GROWTH FUND

Date: January 26, 2018	By:	/s/ Gifford R. Zimmerman
Gifford R. Zimmerman
Vice President and Secretary